FOR IMMEDIATE RELEASE

Contact: Robert Forrester	Gina Nugent
Executive Vice President, Chief Financial Officer	Investor Relations
CombinatoRx, Incorporated	CombinatoRx, Incorporated
Phone : 617-301-7100	857-753-6562
rforrester@combinatorx.com	gnugent@combinatorx.com

COMBINATORX REPORTS POSITIVE PHASE 2 TRIAL RESULTS FOR CRx-401

-- Phase 2 Clinical Study in Type 2 Diabetes Meets Primary Endpoint with Statistically Significant Reduction in FPG and Positive Trend in Related Efficacy Measures --

CAMBRIDGE, Mass. - May 27, 2009 - CombinatoRx, Incorporated (NASDAQ: CRXX) today reported positive results for its Phase 2 clinical study of CRx-401 as an add-on to metformin therapy in Type 2 diabetes. Results from this trial demonstrated that CRx-401 (a synergistic combination of bezafibrate and diflunisal) performed statistically significantly better than bezafibrate on the primary efficacy endpoint of reduction in fasting plasma glucose (FPG) at day 90 with a difference of 12 mg/dL (p=0.049).

Treatment Group	Subjects	Mean change in FPG at Day 90 (ITT LOCF)

CRx-401	n=61	-27 mg/dL

Bezafibrate	n=59	-15 mg/dL

Difference favoring CRx-401		-12 mg/dL (p=0.049)

Consistent trends were observed in favor of CRx-401 on other supportive efficacy endpoints including glucose control, with reductions in HbA1c and homeostasis model assessment of insulin resistance (HOMA-IR), and inflammatory control, with a reduction in C-reactive protein (CRP), providing a favorable overall impact on the treatment of subjects with type 2 diabetes. In addition, CRx-401 treatment was associated with an expected reduction in serum triglyceride levels, consistent with the benefit of bezafibrate therapy.

“We are encouraged to see that CRx-401 achieved statistically significant and clinically relevant reductions in FPG and a positive trend in other efficacy measures including HOMA-IR,” commented Alexis Borisy, President and CEO of CombinatoRx. “CRx-401 demonstrated an ability to control glucose, lipids and inflammation, presenting a beneficial overall profile with the potential for the treatment of type 2 diabetes and its associated co-morbidities. The positive anti-diabetic efficacy results observed with CRx-401, coupled with a good safety and tolerability profile, supports additional evaluation of CRx-401 in the treatment of type 2 diabetes”.

The CRx-401 study enrolled 120 subjects with moderate to severe diabetes and was designed to demonstrate the synergistic anti-diabetic activity of CRx-401 compared to bezafibrate as an add-on to metformin therapy in subjects with poorly controlled diabetes. CRx-401 and bezafibrate were well-tolerated and there were no study drug-related serious adverse events reported. The most commonly reported adverse events were dizziness and nausea, with the latter reported less frequently for the combination therapy vs. bezafibrate alone. Full analysis of the clinical data, including genetic biomarker results are planned to be submitted for presentation at an appropriate scientific conference.

About CRx-401

CRx-401 is a novel insulin sensitizer designed to provide anti-diabetic activity without promoting weight gain. CRx-401 is a synergistic novel combination containing a sustained-released therapeutic dose of bezafibrate, an anti-cholesterol agent, and a low dose of diflunisal, an analgesic salicylate derivative. CRx-401 has the potential to offer a novel anti-diabetic treatment for newly diagnosed and poorly controlled diabetes patients.

245 First Street, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

About the Trial Design

The clinical trial was a multi-center, randomized study evaluating the safety and efficacy of CRx-401, as an add-on therapy in Type 2 diabetes, in comparison to bezafibrate alone. One hundred twenty subjects with type 2 diabetes who were poorly controlled on metformin were enrolled in the trial. Patients were randomized in a 1:1 ratio to CRx-401 (400 mg bezafibrate sustained-release and 250 mg diflunisal) or 400 mg of bezafibrate sustained-release plus placebo. Subjects remained on their pre-existing stable dose of statins and low-dose aspirin. Endpoints included measures of serum fasting plasma glucose (FPG), HbA1c, triglycerides, HDL and insulin resistance (HOMA-IR).

About Type 2 Diabetes

Type 2 diabetes is the most common form of diabetes. In type 2 diabetes, either the body does not produce enough insulin or the cells do not respond adequately to insulin. More than 65% of people with diabetes die from cardiovascular disease or stroke. Other complications of type 2 diabetes include: blindness (retinopathy), nerve damage (neuropathy), and kidney damage (nephropathy). There are approximately 20.8 million people in the United States, or 7% of the population, who have type 2 diabetes.

About CombinatoRx

CombinatoRx, Incorporated (CRXX) is pioneering the new field of synergistic combination pharmaceuticals. Going beyond traditional combinations, CombinatoRx creates product candidates with novel mechanisms of action, striking at the biological complexities of human disease. The CombinatoRx proprietary drug discovery technology provides a renewable and previously untapped source of novel drug candidates. The Company was founded in 2000 and is located in Cambridge, Massachusetts. To learn more about CombinatoRx, please visit www.combinatorx.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its product candidate CRx-401 and its clinical potential, its drug discovery technology, and business plans. These forward-looking statements about future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties and assumptions, including risks related to the unproven nature of the CombinatoRx drug discovery technology, the Company's ability to initiate and successfully complete clinical trials of CRx-401, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of CRx-401 and those other risks that can be found in the "Risk Factors" section of the CombinatoRx Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2009 CombinatoRx, Incorporated. All rights reserved. -end-

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com